Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Announces that Richard T. Riley has been elected to the Board and George L. Bernstein Will Not Stand for Re-Election to the Board.

Colmar, Pennsylvania (March 30, 2010) – Dorman Products, Inc. (NASDAQ:DORM) (the “Company”) today announced that:

Richard T. Riley has been elected to the Company’s Board of Directors and will serve on the Board’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  Mr. Riley will retire on May 20, 2010 as Chairman of the Board of Directors of LoJack Corporation (NASDAQ: LOJN) where he also served as Chief Executive Officer from November 2006 through December 2008 and as President and Chief Operating Officer from February 2005 through November 2006.  Mr. Riley will remain a member of LoJack’s Board of Directors.

Prior to joining LoJack, Mr. Riley was Chief Executive Officer,  President, and Chief Operating Officer of New England Business Service, Inc., then a public company listed on the New York Stock Exchange.  Mr. Riley has extensive executive experience leading large public companies and privately-held businesses in a wide variety of industries.  Mr. Riley holds a Bachelor in Business Administration degree in Accounting from the University of Notre Dame.

Mr. Riley has been elected to a term expiring at Dorman’s 2010 annual shareholders meeting and will be eligible for re-election by Dorman’s shareholders at that time.

Mr. Richard Berman said, “We are pleased to welcome Rich to our Board of Directors.  Rich brings considerable financial and marketing expertise to our Board and has a proven track record of developing and implementing strategic programs for long term growth.”

The Company also announced that George L. Bernstein will not stand for re-election to its Board of Directors at the 2010 Annual Meeting of Shareholders in order to devote more time to other business and personal interests.  Mr. Bernstein has served as director since 1991 and currently chairs the Audit Committee and serves on both the Compensation Committee and Corporate Governance and Nominating Committee.

“On behalf of our entire Board, I would like to thank George for his many years of service and invaluable contributions to our Company and Board,” said Richard Berman, Dorman’s Chief Executive Officer and Chairman of the Board of Directors.  “George has been a dedicated member of the Board and we have benefited from his expertise and leadership.”

Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions(TM), HELP!(R), AutoGrade(TM), First Stop(TM), Conduct-Tite(R), Symmetry(R) and Scan-Tech(R) brand names.

Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2009 Annual Report on Form 10-K under "Item 1A - Risk Factors."